EXHIBIT 10(AA)(1)(a)

September 26, 2003

Ms. Dilek Samil
5709 Courtland Place
Alexandria, Louisiana 71301

Re:       Amendment to Executive Employment Agreement
            by and between Dilek Samil and Cleco Corporation
            entered into January 1, 2002

Dear Dilek:

The purpose of this letter is to confirm our recent discussions concerning amendment of Section 3.6 of your Executive Employment Agreement (Agreement) entered into January 1, 2002.

This Amendment is entered into as of this 26th day of September, 2003, by and between Dilek Samil and Cleco Corporation, a Louisiana corporation, to amend that certain Executive Employment Agreement by and between Dilek Samil and Cleco Corporation entered into January 1, 2002, as follows:

            Replace Section 3.6 in its entirety to read:

            "3.6  Termination by Executive. Executive may terminate this Agreement and her employment hereunder, other than on account of Constructive Termination, upon 30 days prior written notice to the Company or such other shorter period as may be agreed upon by the Chief Executive Officer and Executive.  In such event, the Company shall (a) pay to Executive the amount described in Section 3.1a hereof, which said payment shall be made in the form of a single-sum not later than three days after such termination, and (b) provide to Executive the benefits described in Section 3.1e hereof.  No additional payments or benefits shall be due hereunder, except as may be provided under a separate plan, policy or program evidencing such compensation arrangement or benefit or as may be required by law."

Ms. Dilek Samil

September 26, 2003

If this Agreement is acceptable, please acknowledge your acceptance by signing below and returning an executed original to Cathy Powell

Sincerely,

/s/ David M. Eppler
David M. Eppler

Enclosure

Agreed to and accepted this
30th day of September, 2003.

/s/ Dilek Samil

Dilek Samil